Exhibit 3a

              ADMINISTRATIVE SERVICES AGREEMENT

This Agreement is entered into effective the 1st day of September, 2000, by and between Nationwide Life Insurance Company and Nationwide Life and Annuity Insurance Company (collectively referred to hereinafter "NWL") and Waddell & Reed, Inc. (hereinafter "Waddell & Reed"), on its own behalf and on behalf of its affiliated corporate insurance agencies.


WHEREAS, NWL agrees to develop, issue and administer certain variable annuity contracts, variable life policies, and 401(k) Trust Product (identified in Appendix A attached hereto and collectively, referred to hereinafter as "the products"); and

WHEREAS, Waddell & Reed supports the agreement of NWL to develop, issue and administer the aforementioned annuity products and agrees to provide exclusive national distribution services for five (5) years in connection with the products listed in Appendix A attached hereto in accordance with the General Agent Agreement between NWL and Waddell & Reed, effective September 1, 2000 (the "General
Agent Agreement"); and

WHEREAS, NWL supports the agreement by Waddell & Reed to provide national distribution services in connection with the products.

NOW, THEREFORE, in consideration of the promises, covenants and undertakings contemplated herein, NWL and Waddell & Reed agree as follows:

     A.   DEVELOPMENT AND ADMINISTRATION OF PRODUCTS

          1.   Appointment of Product Administrator
               NWL is hereby appointed Product Administrator for the products referred to above and described in the attached Appendix A.

          2.   Duties of NWL
               NWL will perform in a proper and timely
               manner, those functions enumerated in the "Analysis of Administrative Functions," which is attached hereto as EXHIBIT A, and incorporated herein by reference.

          3.   Appointment of National Distributor/Principal
               Distributor
               Waddell & Reed is hereby appointed exclusive
               National Distributor for the products,
               subject to the provisions of the General
               Agent Agreement.


          4.   Duties of Waddell & Reed
               Waddell & Reed will perform in a proper and timely manner, those functions enumerated in the "Analysis of Administrative Functions," which is attached hereto as EXHIBIT A, and incorporated herein by reference. Specifically, Waddell & Reed will work with NWL to implement electronic processing of new business by no later than June 30, 2002.

          5.   Product Development
               NWL shall develop the products for
               distribution exclusively by Waddell & Reed in accordance with the General Agent Agreement. The products shall have the features set forth in Appendix B and such other features as are mutually agreed to by NWL and Waddell & Reed.

     B.   RELATIONSHIP AND WHOLESALER SUPPORT
          NWL will dedicate one person to manage the relationship with Waddell & Reed on an exclusive and full-time basis during the term of the Exclusivity provision below. NWL will provide wholesaling/wholesale support (internal and advanced markets) for the variable life and 401(k) plan products. Waddell & Reed will be designated as a NWL "Platinum Partner" and, as such, will have an appropriately-staffed dedicated servicing team that works exclusively on the Waddell & Reed account.

     C.   EXCLUSIVITY
          Except as otherwise provided herein, NWL will be the exclusive provider to Waddell & Reed of the products listed in the Appendix attached hereto for a period of five- (5) years. During this five-
          (5) year period, Waddell & Reed will not offer any other competitor's products to their clients, except as otherwise provided herein. Notwithstanding the foregoing, this exclusivity provision will not apply to (a) clients transferring similar investment products from one investment advisor and/or broker-dealer to Waddell & Reed, but only to the extent of the transfer itself, (b) products offered by Waddell & Reed's former affiliate, United Investors Life Insurance Company, (c) additions made by Waddell & Reed clients to products owned prior to the commencement of distribution of like NWL products by Waddell & Reed pursuant to the General Agent Agreement and (d) sales made in New York prior to the development by NWL of replacement products for sale in New York, and (e) sales made by new
          Waddell & Reed financial advisors to prospects to which non-NWL products were offered prior to their engagement by Waddell & Reed. Waddell & Reed will make a good faith effort to monitor and report these exceptions to ensure that the principle of overall exclusivity is maintained.

          NWL will provide sufficient resources to fulfill mutually agreed upon product feature, support and service level standards. It is understood and agreed that such exclusivity shall terminate at Waddell & Reed's option if (a) NWL fails to meet the agreed upon product feature, support and service standards or (b) NWL experiences a change of control involving an unaffiliated organization. NWL may also terminate its exclusive relationship with Waddell & Reed if Waddell & Reed fails to meet its obligations as set forth herein. Notwithstanding the foregoing, if Waddell & Reed experiences a change of control involving an unaffiliated organization and such organization desires for Waddell & Reed to sell its products or the products of one or more of its affiliates ("Acquirer Products"), this exclusivity provision will not apply to the Acquirer Products. It is understood and agreed that if such a change of control should occur, and Waddell & Reed commences offering Acquirer Products, Waddell & Reed shall use its best efforts to insure that NWL's products receive and maintain an equitable competitive position in Waddell & Reed's distribution system throughout the exclusive period. For purposes of this provision, an "equitable competitive position" shall mean the opportunity for NWL to provide products with substantially similar costs, features, commissions, fund diversification and positioning as the Acquirer Products. In the event such a change of control occurs and Waddell & Reed commences offering Acquirer Products, the exception from this exclusivity provision identified in Section (b) of the previous paragraph, regarding a change of control at NWL involving an unaffiliated organization, shall cease to apply.

     D.   MONEY MANAGEMENT
          Additionally, NWL shall recommend and support the appointment of Waddell & Reed Investment
          Management Company to manage on a sub-advised basis $150 to $175 million of assets in NWL's equity investment products. Waddell & Reed Investment Management Company's appointment as sub-advisor for such additional assets will take place by the later date of January 1, 2001 or the commencement of variable annuity, life insurance and pensions sales, subject to obtaining the necessary mutual fund board approvals and the satisfactory termination of the sub-advisor arrangement being replaced by Waddell & Reed Investment Management Company. NWL will also place certain of Waddell & Reed's W&R Funds in The BEST of AMERICA 401(k) trust product ("BOA") for distribution outside of Waddell & Reed as mutually agreed upon no later than January 1, 2001. NWL and Waddell & Reed shall negotiate in good faith the compensation rates, which are anticipated to be competitive with current reasonable market rates for comparable services.

     E.   MARKETING COORDINATION AND SALES ADMINISTRATION

          1.   Distribution of Products
               The products will be distributed through only Waddell & Reed registered representatives as, appointed by NWL, who shall be duly qualified and licensed as agents (hereinafter "Agents"), in accordance with the applicable state insurance authority of each state in which such agent is marketing the products.

          2.   Waddell & Reed shall be the exclusive National
               Distributor for 5 years of the products developed and marketed pursuant to this Agreement. By mutual agreement, sales or solicitations of the annuity products may be proscribed with regard to certain market groups.

          3.   Appointment and Termination of Agents
               Appointment and termination of agents with NWL shall be processed and executed by NWL. NWL shall promptly license registered representatives of Waddell & Reed in accordance with requests received from Waddell & Reed. NWL will pay the fees in connection with the initial appointment with NWL of registered representatives of Waddell & Reed for all lines of insurance to be offered by Waddell & Reed under the General Agent Agreement. NWL shall pay the fees in connection with the renewal of such appointments for all registered representatives of Waddell & Reed who, during the twelve (12) months immediately prior to such renewal, had sales of products hereunder with a cumulative premium of $25,000 or more or made one (1) or more sales of a 401(k) Trust Product. Waddell & Reed reserves the right to require NWL to consult with it if requested regarding licensing decisions. No appointment is effective with respect to any jurisdiction where an appointed agent may not lawfully solicit applications for the products.

          4.   Advertising
               Waddell & Reed shall not print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to NWL unless such advertisement, circular or document shall have been approved in writing by NWL, which approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time. Neither NWL nor any of its affiliates shall print, publish or distribute any advertisement, circular or any document relating to the products distributed pursuant to this Agreement or relating to Waddell & Reed unless such advertisement, circular or document shall have been approved in writing by Waddell & Reed, which approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time. However, nothing herein shall prohibit any person from advertising the products in general or on a generic basis.

          5.   Marketing Conduct
               The parties will jointly develop standards, practices and procedures respecting the marketing of the products covered by this Agreement. Such standards, practices and procedures are intended to help NWL meet its obligations as an issuer under the securities laws and to assure compliance with state insurance laws, and to help Waddell & Reed meet its obligations under the securities laws as National Distributor. These standards, practices and procedures are subject to continuing review and neither NWL nor Waddell & Reed will object unreasonably to changes to such standards, practices and procedures recommended by the other to comply with the intent of this provision.

          6.   Sales Material and Other Documents

               a.   Sales Material

                    1) NWL shall develop and prepare all promotional material to be used in the distribution of the products, in consultation with Waddell & Reed .
                    2) NWL is responsible for the printing of such promotional material.
                    3) NWL is responsible for the expense of providing such promotional material.
                    4)   NWL is responsible for approval of promotional material
                         by state insurance regulators, where required.
                    5)   Waddell & Reed is responsible for the filing of all
                         appropriate promotional material with federal
                         securities regulators.
                    6) All promotional material relating to the products shall be subject to prior approval by Waddell & Reed.
                    7) Waddell & Reed and NWL agree to abide by the Advertising and Sales Promotion Material Guidelines, attached hereto as EXHIBIT B, and incorporated herein by reference.

               b.   Prospectuses

                    1) NWL represents that the Contracts and Policies for the products, (collectively referred to hereinafter as "the Contracts"), are or shall be properly registered under the 1933 Act and/or the 1940 Act and agrees that the registration statements under the 1933 Act and/or the 1940 Act for the Contracts will remain in full force and effect for the duration of this Agreement. If any state should amend its current securities laws to require registration of insurance contracts, then NWL will comply with the amended state law.

                    2) NWL shall be responsible for printing the product prospectuses and the underlying mutual fund prospectuses as a combined document. The total expense for such printing shall be borne by NWL; Waddell & Reed and NWL shall share equally that portion of total printing expenses relating to the underlying fund prospectuses produced for soliciting prospective policyholders (Marketing); Waddell & Reed shall bear that portion of total printing expenses relating to the underlying fund prospectuses required to be distributed to policyholders by applicable law (Shareholder); and Waddell & Reed shall bear all of that portion of the combined prospectuses which represent promotional material developed by Waddell & Reed.

                    3) NWL will provide Waddell & Reed at least two complete copies of all registration statements, prospectuses, statements of additional information, reports, sales literature and other promotional materials, applications of exemption, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or a Variable Account, as soon as is reasonably practicable, but in no event later than contemporaneously with the filing of such document with the SEC.

                    4) NWL, during the term of this Agreement, will immediately notify Waddell & Reed of the following:
                         a. When the Registration Statement for any Contract has become effective or when any amendment with respect to the Registration Statement thereafter becomes effective;
                         b. Any request by the SEC for any amendments or supplements to the Registration Statement for any Contract or any request for additional information that must be provided by General Agent; and
                         c. The issuance by the SEC of any stop order with respect to the Registration Statement for any Contract or any amendments thereto or the initiation of any proceedings for that purpose or for any other purpose relating to the registration and/or offering of the Contracts.

               c.   Contracts, Applications and Related Forms

                    1) NWL is responsible for the design of product applications, contracts and related service forms in consultation with Waddell & Reed;
                    2) NWL is responsible for the printing of adequate supplies of product applications, contracts and related service forms;
                    3) NWL will, during the term of this Agreement, immediately notify Waddell & Reed of the following:
                         a. The states or jurisdictions where approval of the product contract forms is required under applicable insurance laws and regulations, and whether and when such approvals have been obtained; and
                         b. The states or jurisdictions where any product contract form may not lawfully be sold.
                    4) NWL is responsible for the design and printing of service forms which the parties jointly determine to be necessary.
                    5) NWL is responsible for supplying adequate quantities of service forms and will arrange for delivery of such forms in bulk to any location designated by Waddell
                         & Reed.

          7.   Appointment of Agents

               a. Waddell & Reed will assist NWL in facilitating the appointment of agents by NWL and Nationwide Life and Annuity Insurance Company.
               b. NWL will forward all appointment forms and applications to the appropriate states and maintain all contacts with the states.
               c. NWL will maintain appointment files on Agents, and Waddell & Reed will have access to such files as needed.

          8.   Licensing and Appointment Guide
               a. NWL is responsible for the preparation of a Licensing and Appointment Guide which will set forth the requirements for licensing and appointment. NWL will distribute such Guide to Waddell & Reed in such quantities as Waddell & Reed may reasonably require.
               b. NWL is responsible for providing Waddell & Reed with periodic updates of the Licensing and Appointment Guide in such quantities as Waddell & Reed may reasonably require.
          9.   Other
               a.   Production Reports
                    NWL will provide production reports to
                    Waddell & Reed. The content and form of such reports shall be agreed upon at a later date by the parties.
               b.   Complaint Handling
                    NWL and Waddell & Reed will notify each
                    other of all material pertinent
                    inquiries and complaints from whatever
                    source and to whomever directed and will consult with each other in responding to such inquiries and complaints.
                    "Material pertinent inquiries" refer to
                    formal complaints or inquiries
                    registered by any federal or state
                    regulatory body, or formal written
                    complaints submitted by customers which, in the reasonable discretion of the party receiving the complaint or inquiry, would be of material interest and consequence to the non-receiving party.

          10.  Compensation
               a.   Commissions
                    Amounts paid to Waddell & Reed in
                    connection with its role as National
                    Distributor of the products shall be
                    mutually agreed upon in writing by NWL
                    and Waddell & Reed. Amounts paid to NWL for services in support of Waddell & Reed in its role as National Distributor shall also be mutually agreed upon in writing by NWL and Waddell & Reed.
               b.   Marketing Allowance
                    In addition to the compensation payable
                    to Waddell & Reed by NWL under the
                    General Agent Agreement, NWL shall
                    calculate and pay to Waddell & Reed
                    revenue sharing compensation in an
                    amount equal to .25% annually of the
                    average daily account value of all NWL
                    variable annuity assets for the products distributed by Waddell & Reed. The revenue sharing shall be paid by NWL to Waddell & Reed monthly and shall survive termination of this Agreement and the General Agent Agreement. NWL agrees to provide Waddell & Reed, promptly upon request by Waddell & Reed, with records needed to verify the accuracy of the revenue sharing calculations.

     F.   GENERAL PROVISIONS

          1.   Waiver
               Failure of NWL or Waddell & Reed to insist upon strict compliance with any of the conditions of this Agreement shall not be construed as a waiver of any of the conditions, but the same shall remain in full force and effect. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

          2.   Limitations
               Neither party shall have authority on behalf of the other to make, alter or discharge any contractual terms of the products, to waive any forfeiture; nor to extend the time of making any contributions to the products; nor to guarantee dividends; nor alter the forms which either may prescribe; nor substitute other forms in place of those prescribed by the other.

          3.   Binding Effect
               This Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns, provided that neither party shall assign or sub-contract this Agreement or any rights or obligations hereunder without the prior written consent of the other.

          4.   Indemnifications
               a. NWL agrees to indemnify and hold Waddell & Reed harmless from any and all losses, claims, damages, liabilities or expenses to which Waddell & Reed may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of the products identified in the Appendix to this Agreement and arise as a direct consequence of:
                    1) any material misrepresentation or omission, or alleged material misrepresentation or omission, contained in the registration statements, prospectuses, sales literature or contracts for the annuity products, provided that such misrepresentations or omissions are not attributable to any failure by Waddell & Reed, whether negligent or intentional, to provide accurate information, on a timely basis, necessary for inclusion in the annuity product registration statements, prospectuses or contracts;
                    2) any failure by NWL or its employees, whether negligent or intentional, to perform the duties and discharge the obligations contemplated in this Agreement; and
                    3) any fraudulent, unauthorized or wrongful act or omission by NWL or its employees.
               b. Waddell & Reed agrees to indemnify and hold NWL harmless from any and all losses, claims, damages, liabilities or expenses to which NWL may become subject under any statute, regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses relate directly to the sale of the products identified in the Appendix to this Agreement, and arise as a direct consequence of:
                    1) any material misrepresentation or omission, or alleged material misrepresentation or omission, contained in the sales literature developed by Waddell & Reed for the products, or the registration statement and prospectus for the mutual fund investment options serving as the underlying investment media for the annuity products, provided that such misrepresentations or omissions are not attributable to any failure by NWL, whether negligent or intentional, to provide accurate information, on a timely basis, necessary for inclusion in the sales literature or mutual fund registration statement or prospectus.
                    2) any failure by Waddell & Reed, its employees or registered representatives, to perform the duties and discharge the obligations contemplated in this Agreement; and
                    3) any fraudulent, unauthorized or wrongful acts or omissions by Waddell & Reed, its employees and registered representatives.
               c. In the event that NWL is compelled or agrees to pay any amount in the settlement of any claim, judgment, arbitration or similar action, and, in conjunction therewith, Waddell & Reed agrees to reimburse NWL, either partially or in total, NWL may deduct the amount of the reimbursement from any sales compensation subsequently payable by NWL to Waddell & Reed.
                    In the event that Waddell & Reed is
                    compelled or agrees to pay any amount in the settlement of any claim, judgment, arbitration or similar action, and, in conjunction therewith, NWL agrees to reimburse Waddell & Reed, either partially or in total, Waddell & Reed may deduct the amount of the reimbursement from any amount subsequently payable to NWL by Waddell &
                    Reed.
               d. Neither NWL nor Waddell & Reed shall be liable, as the indemnifying party pursuant to subparagraphs a. and b. of this paragraph 4 (of section F), if the losses, claims, damages, liabilities or legal expenses incurred by the indemnified party arise out of the indemnified party's willful misfeasance, bad faith, or gross negligence in the performance of its duties, or through the reckless disregard of its duties under this Agreement.
               e. NWL and Waddell & Reed will promptly notify each other of the commencement of any litigation or proceedings, or the assertion of any claim or any material pertinent inquiries as described in Section E.9.b. of this Agreement.

          5.   Notices
               All notices, requests, demands and other
               communication under this Agreement shall be
               in writing and shall be deemed to have been
               given on the date of service if served
               personally on the party to whom notice is to
               be given, or on the date of mailing if sent
               by First Class Mail, Registered or Certified, postage prepaid and properly addressed as follows:
               TO NWL:
                    Nationwide Life Insurance Company
                    Richard A. Karas
                    Senior Vice-President, Nationwide Life
                         Insurance Company
                    One Nationwide Plaza
                    Columbus, OH  43216

               TO Waddell & Reed:
                    Waddell & Reed, Inc.
                    Attn:  Tom Butch
                    6300 Lamar Avenue
                    Overland Park, KS  66202
               With a copy to:
                    Waddell & Reed, Inc.
                    Attn:  Legal Department
                    6300 Lamar Avenue
                    Overland Park, KS  66202

          6.   Governing Law
               This   Agreement   shall  be   construed   in
               accordance with and governed by the laws of the State of Ohio.

          7.   Confidentiality
               Any information, documents and materials, whether printed or oral, furnished by either party or its agents or employees to the other shall be held in confidence. Except under lawful authority, no such information shall be given to any third party without the express written consent of the other party.

     G.   TERM OF AGREEMENT
          This Agreement shall remain in full force and effect until terminated, and may be amended only by mutual agreement of the parties, in writing. Any decision by either party to cease issuance or distribution of any specific product contemplated under this Agreement shall not effect a termination of the Agreement unless mutually agreed upon, or unless notice is given pursuant to Section F.5. hereof.

     H.   TERMINATION
          1. Either party may terminate this Agreement for cause at any time, upon written notice to the other, if the other knowingly and willfully (a) materially fails to comply with the laws or regulations of any state or governmental agency or body having jurisdiction over the sale of insurance or securities, (b) misappropriates any money or property belonging to the other, (c) subjects the other to any material actual or potential liability due to misfeasance, malfeasance, or nonfeasance, (d) commits any fraud upon the other, (e) has an assignment for the benefit of creditors,
               (f) incurs bankruptcy, or (g) commits a material breach of this Agreement.

         2.   NWL may propose the termination of Waddell & Reed
              Investment Management Company's appointment as sub-advisor and placement of its funds in BOA as described in Section D, hereof, subject to the terms and conditions set forth in the Sub-Advisory Agreement effective October 1, 2000. NWL shall support the retention of Waddell & Reed Investment Management Company in such capacity, unless Waddell & Reed experiences a change in control which and materially impacts the nature ofviolates the Exclusivity relationship provision described in Section C herein.

         3. Either party may terminate this Agreement, without regard to cause, upon six months prior written notice.

         4. In the event of termination of this Agreement, NWL and Waddell & Reed will use "best efforts," as defined below, to preserve in force the business asrelating to the products issued pursuant to this Agreement.

                    Waddell & Reed shall use its "Best
                    efforts" with respect to Waddell & Reed
                    shall mean that Waddell & Reed shall
                    endeavor to ensure that the various
                    sales representatives appointed by it
                    shall not recommend to an owner of a
                    product that the product be exchanged
                    for a non-NWL policy unless there are
                    reasonable grounds that the exchange of
                    the product is suitable for the product
                    owner, with both Waddell & Reed and NWL
                    acknowledging the limitations on Waddell
                    & Reed's ability to do so due to the
                    independent contractor status of its
                    sales representatives.
                    "Best efforts" with respect to
                    Nationwide shall also include, but not
                    be limited to, efforts by NWL to develop new product features, contractual benefits and administrative and service enhancements which can, if economically feasible, be introduced to owners of the products, thereby discouraging the surrender, cancellation, exchange or transfer of the products identified in Appendix A.

IN WITNESS WHEREOF, the parties hereto execute this Agreement effective as of this 1st day of September, 2000.

                    NATIONWIDE LIFE INSURANCE COMPANY
                    NATIONWIDE LIFE AND ANNUITY INSURANCE
COMPANY


By          /s/ Peter A. Golato
Title       V.  P.  Life Brokerage
            WADDELL & REED, INC.


By         /s/ Tom Butch
Title      Executive Vice President

                          APPENDIX A

Exclusively refers to the following products:

Waddell & Reed Advisors Select Annuity
Waddell & Reed Advisors Select Plus Annuity
Waddell & Reed Advisors Select Plus Annuity NY
Waddell & Reed Advisors Select Life
Waddell & Reed Advisors Retirement Plan

This APPENDIX may be amended from time to time with the addition of certain other annuity or insurance products.

* Actual form numbers to be used in certain states may have different identifying suffixes, which reflect certain unique characteristics of the contract mandated by the particular state insurance authority.


There will be no Exclusivity Arrangement regarding the following products:

Waddell & Reed Advisors Survivorship Life
Waddell & Reed Advisors Term One/Ten/Twenty
Waddell & Reed Advisors Term Ten/Twenty NY

                          Exhibit A
       Administration Services/Distribution Agreement
         Analysis of Functions and Responsibilities

A.   Administration and Customer Service
             NWL                      WADDELL & REED

  -     Reviews the completed    -     Waddell & Reed  shall
     application.     Applies      maintain its registration
     underwriting/issue criteria     under the 1934 Act and shall
     to application.               continue to be a member in
                                   good  stand of the  NASD.
                                   Waddell & Reed shall promptly
                                   notify NWL in the event that
                                   any appointed agent fails to
                                   maintain required licenses,
                                   or materially fails to adhere
                                   to supervisory standards in
                                   connection with the sale of
                                   the  products established
                                   jointly by NWL and Waddell &
                                   Reed.

  -     Notifies agent and/or
     customer of any error or
     missing data necessary to
     underwrite application and
     establish Contract Owner
     records.
  -    Receives and processes    -     Accommodates customer
     all Policyholder service      service function by providing
     requests, including but not     any supporting information or
     limited to informational      documentation which may be in
     requests,    beneficiary      the control of Waddell  &
     changes, payments/deposits,     Reed.
     and transfers of contract
     value  between  eligible
     investment options.
  -    Receives and processes
     surrenders, loans, death
     claims in accordance with
     established guidelines.
  -     Prepares  checks  for    - Waddell & Reed will  work
     surrenders, loans, death      with   NWL  to  implement
     claims and forwards to payee.     electronic processing  of
     Prepares    and    mails      new  business by no later
     confirmation statement of     than June 30, 2002.
     disbursement to Contract
     Owner/Beneficiary, with copy
     to agent.
  -    Maintains daily records
     of  all changes made  to
     Contract Owner accounts and
     values those accounts daily.
  -    Researches and responds   -    Researches and responds
     to all customer/broker policy     to customer/broker inquiries
     inquiries.                    regarding fund performance
                                   and distribution practices.

  -      Keeps  all  required
     policyholder records.
  -     Prints, provides  all
     forms    ancillary    to
     contract/policy issue.
  -    Maintain adequate number
     of toll-free lines to service
     customer/broker   policy
     inquiries.
  -     Maintains a  24  hour
     "voice response" system for
     unit values and contract
     values and other applications
     as developed.
  -     Responds  for  formal    -    Immediately communicates
     complaints  from   state      complaints (formal written
     insurance departments, the     complaints and all inquires
     SEC,  and other  outside      or  complaints  from  any
     agencies.                     federal or state regulatory
                                   body) received by Waddell &
                                   Reed   and   assists   in
                                   resolution.

  -    Provides payout quotes
     information for customers.
  -      Maintains  1035  and    -              Communicates
     transfer support.             responsibilities to producers
                                   and supports the process as
                                   appropriate.
  -    Provides several daily
     outbound  data feeds  on
     existing contracts, including
     registration, transaction,
     unit values, and production
     history files in lieu of
     paper delivery of producer
     confirmation,  quarterly
     statements, and commission
     statements.


B.   Accounting, Daily Trades and Valuations

This Section is governed by the fund participation agreement which has been entered into (or will be entered into) by NWL and the W&R/Target Funds-such agreement is hereby incorporated by reference into this Agreement.

C.   Banking
             NWL                      WADDELL & REED

  -       Balances,    edits,
     endorses and prepares daily
     deposit.
  -      Places  deposits  in
     depository account.
  -     Prepares  daily  cash
     journal summary reports and
     maintains same for review by
     Waddell & Reed.


D.   Proxy Processing

This section is governed by the fund participation agreement which has been entered into (or will be entered into) by NWL
and   the   W&R/Target   Funds-such  agreement   is   hereby
incorporated by reference into this Agreement.

E.   Licensing and Commissions
             NWL                      WADDELL & REED

  -        Establishes    and    -         Supports      the
     maintains General  Agent      establishment of  General
     Agreements with producer      Agent Agreements.
     firms.
  -    Verifies, supports and    -    Cooperates with NWL in
     facilitates the process of     the corporate licensing and
     establishing state corporate     agent appointment process
     licenses for producer firms.     with  the producer  firm.
     This does not include actual     Transmits daily inbound file
     form filings or payment of     for     licensing     and
     fees.                         appointments.
  -    Receives, establishes,    -     Payment  of  producer
     processes, maintains agent     renewal   fees  are   the
     appointment records.  Pays     responsibility of producer
     for    initial    (only)      firm.
     appointment with NWL.
  -    Ascertains, on receipt    - Maintains   the    proper
     of applications, whether      Agency    licenses     at
     writing     agent     is      Waddell & Reed to  permit
     appropriately licensed and     payment  of overrides  in
     appointed.                    accordance   with   state
                                   regulations.

  -     Pays commissions  and    - Responsible    for    all
     assesses chargebacks to the     licenses  of  Waddell   &
     General Agents in accordance     Reed   wholesalers    and
     with agreements relating to     sales support personnel.
     same.

F.   Premium Taxes

             NWL                      WADDELL & REED

  -      Collects,  pays  and
     accounts for premium taxes as
     appropriate.
  -    Prepares and maintains
     all premium tax records by
     state.
  -    Maintains liabilities in
     General Account ledger for
     accrual of premium taxes
     collected.
  -    Integrates all company
     premium  taxes  due  and
     performs related accounting.

G.   Regulatory and Other Reporting

             NWL                      WADDELL & REED

  -    Prepares and files all    -      Prepares  and  files
     contracts and registrations     registrations as required by
     required by SEC and state     the  SEC relative to  the
     insurance departments as      mutual fund investments.
     related  to the  annuity
     product.
  -    Coordinates and prints    -      Provides  completed,
     (on  a timely basis) the      annuity  prospectuses  on
     product prospectuses and the     computer diskette  or  in
     mutual fund prospectus in a     camera ready form and pays
     single document and pays 50%     50% of the underlying fund
     of  the underlying  fund      prospectus for  Marketing
     prospectus for Marketing      purposes, and pays 100% of
     purposes.                     prospectus    cost    for
                                   Shareholder purposes.
  -      Prepares  and  files
     Separate Account Semi-Annual
     and Annual Statements.
  -    Prepares and mails the
     appropriate, required IRS
     reports at the Contract Owner
     level.  Files same  with
     required regulatory agencies.
  -    Prepares and files N-SAR   -    Prepares and files form
     for the Separate Account.     N-SAR for the mutual funds.
  -     Responsible  for  all    -     Responsible  for  all
     audits  related  to  the      audits related to the mutual
     separate   account   and      funds.
     registration.
  -       Provides   periodic    -       Provides   periodic
     reports in accordance with     reports in accordance with
     Schedule of Reports to be     Schedule of Reports to be
     jointly prepared by NWL and     jointly prepared by NWL and
     Waddell & Reed .              Waddell & Reed .


H.   Sales and Marketing
             NWL                      WADDELL & REED

  -    Supports the wholesaling   -        Responsible    for
     effort of the individual      wholesaling the individual
     variable annuity products     annuity    products    to
     with input and other support     prospective     producers
     as appropriate.               including seminars, one-on-
  -    NWL is responsible for      one presentations, training,
     the wholesaling effort of the     and other normal wholesaling
     individual variable life and     activities.
     401(k)    products    to    -    Supports the wholesaling
     prospective producers.        effort  of the individual
                                   variable life and  401(k)
                                   products  to  prospective
                                   producers.
  -    Provides input into the   -     Completes a Sales and
     Sales and Marketing plan.     Marketing plan annually byby
     Responsible for planning      a mutually agreed upon date,
     service and administration     to include but not limited to
     support to appropriately      premium      projections,
     support the sales efforts.     strategies   and    other
                                   activities that may generate
                                   expenses at NWL.
  -    Responsible for leading   -     Participates in joint
     joint development of all      development of all sales and
     sales and marketing materials     marketing materials,  and
     and for all costs associated     files with state insurance
     with  printing, storing,      authorities as required.
     postage and delivery.
                                 -    Responsible for filing
                                   sales and marketing material
                                   with the NASD.
  -    Provides input and prior   -        Responsible    for
     approval  on advertising      development and associated
     materials.   Files  with      costs  of all advertising
     regulatory  agencies  as      developed by Waddell & Reed.
     required.

                          EXHIBIT B

               ADVERTISING AND SALES PROMOTION
                     MATERIAL GUIDELINES

In order to assure compliance with state and federal regulatory requirements and to maintain control over the distribution of promotional materials dealing with the Products, NWL and Waddell & Reed require that all variable contract promotional materials be reviewed and approved by both NWL and Waddell & Reed prior to their use. These guidelines are intended to provide appropriate regulatory and distribution controls.

1. Sufficient lead time must be allowed in the submission of all promotional material. NWL and Waddell & Reed shall approve in writing all promotional material. Such approval shall not be unreasonably withheld and shall be given as promptly as possible within a reasonable period of time as agreed.

2. All promotional material will be submitted in "draft" form to permit any changes or corrections to be made prior to the printing.

3.   NWL  and  Waddell & Reed will provide each other   with
     details as to each and every use of all promotional material
     submitted.   Approval for one use will  not  constitute
     approval for any other use. Different standards of review may apply when the same advertising material is intended for different uses. The following information will be provided for each item of promotional material:

     a.   In what jurisdiction(s) the material will be used.
     b. Whether distribution will be for "public" or "dealer only" use.
     c. How the material will be used (e.g., brochure, mailings, 482 ads, etc.)
     d. The projected date of initial use and, if a special promotion, the projected date of last use.

4. NWL and Waddell & Reed will advise each other of the date on which any material is discontinued from use.

5. Any changes to previously approved promotional material must be resubmitted, following these procedures. When approved material is to be put to a different use, request for approval of the material for the new use must be submitted.

6. NWL and Waddell & Reed will assign a form number to each item of advertising on each piece of advertising and sales promotional material. It will be used to aid in necessary filings, and to maintain appropriate controls.

7. NWL and Waddell & Reed will provide written approval for all material to be used.

8.   Waddell  & Reed will provide NWL with a minimum  of  50
     copies of all material in final print form to effect necessary state filings.

9.   Waddell  &  Reed  will  coordinate,  perform   and   be
     responsible for SEC/NASD filings of sales and promotional material to be used by Waddell & Reed registered representatives.

10. All telephone communication and written correspondence should be directed to Cathy Finley Compliance Director, NWL, One Nationwide Plaza 10T, Columbus, OH 43216 (phone (614) 249-6258) and if to Waddell & Reed, to, Roger Hoadley, Waddell & Reed, Inc., 6300 Lamar Avenue, Overland Park, KS 66202 (phone (913) 236-1519.

11. As used in this Exhibit "B," the phrase "advertising and sales promotion material" shall include, but not be limited to:

          -    Customer pieces
          -    Broker-only pieces
          -    Sales ideas
          -    Training materials
          -    Performance data
          -    Seminar scripts
          -    Television and radio advertisements
          -    Internet